Exhibit 21.1
List of Subsidiaries of Bambusa Therapeutics, Inc.

Entity Legal Name Bambusa Therapeutics Pty Ltd Bambusa Securities Corporation Bambusa (Beijing) Therapeutics Co., Ltd.	Jurisdiction Australia USA (Massachusetts) Beijing, China